S & H Engineering

Date: 25/09/2001	Our Ref : 272/2001

To : city mix LLC

Att.: Mr. Audrey Kharlanov General Manager

Abu Dhabi - U. A. E

P.O. Box : 47427

Dear Sirs,

Subject: Offer to supply ready mix concrete

We have the pleasure to inform you that you have been selected to supply our projects with your ready mix concrete products.

We made the study and the preview to your equipments, we believe that you had a unique and encouraging developed plant to meet the clients requirement, we assure you to be the supplier for our existing and future projects as soon as you start your production.

Yours faithfully,

S & H Engineering

Dr, Samir Abdel Hameed